Exhibit 21.1

Subsidiaries of the Registrant

Holley Intermediate Holdings LLC
Holley Purchaser, Inc.
Holley High Performance Holdings, Inc.
High Performance Industries, Inc.
Holley Performance Products Inc.
Hot Rod Brands, Inc.
Speedshop.com, Inc.
Simpson Safety Solutions, Inc.
B&M Racing & Performance Products, Inc.
Holley Performance Products (Canada), Inc.
Simpson Performance Products, Inc.
Team Simpson Partners, Inc.
Simpson Partners, Inc.
Stilo S.r.L
Aero Wings, Inc.
Accel Performance Group, LLC
MSD, LLC
MSDP Trading Shanghai Company Ltd.
Powerteq, LLC
APR, LLC
APR Germany GP, LLC
APR Germany LLC & Co. KG